Exhibit 10.90

Certain confidential information contained in this document, marked by brackets and the word "REDACTED" ([REDACTED]), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as Amended.

LICENSE AND SUBLICENSE AGREEMENT

THIS LICENSE AND SUBLICENSE AGREEMENT (“AGREEMENT”) is made this 12th day of September, 2005 by and between PROMEGA CORPORATION, a corporation organized and existing under the laws of the State of Wisconsin and with principal offices located at 2800 Woods Hollow Road, Madison, Wisconsin, 53711 ("LICENSOR") and Gene Logic Inc., a corporation organized and existing under the laws of the State of Delaware with principal offices located at 610 Professional Drive, Gaithersburg, MD 20879 (“LICENSEE”) (each a “Party”, and together the “Parties” herein).

WHEREAS LICENSOR is exclusive licensee for a defined “Exclusive Field of Use” as that term is defined in the License Agreement from the Regents of the University of California ("UC Regents") dated June 1, 2003, of specified rights in United States Patent Nos. 5,583,024 which issued December 10, 1996; 5,674,713 which issued October 7, 1997; and 5,700,673 which issued December 23, 1997; (there being no foreign patent applications or issued patents corresponding thereto) and in the inventions described and claimed therein (collectively, “UC Regents’ Patents”); and

WHEREAS LICENSOR, by letter agreement with UC Regents dated August 22, 2005 and in conjunction with its rights under the June 1, 2003 License Agreement (such documents may be referred to collectively hereafter as the “UC REGENTS AGREEMENT”), is authorized to sublicense UC Regents’ Patents under the terms and conditions set forth herein;

WHEREAS LICENSOR is owner by assignment from the inventors of their entire right, title and interest in United States Patent Nos. 5,670,356 which issued September 23, 1997; 6,552,179 which issued April 22, 2003; and 6,387,675 which issued May 14, 2002 and additional pending patent applications and the foreign patent applications corresponding thereto (“Promega’s Patents”); and

WHEREAS LICENSEE wishes to: a) obtain a non-exclusive sublicense in the TERRITORY under the FIELD OF USE to practice the UC Regents’ Patents in conjunction with offering and performing LICENSED SERVICES to third parties, and using LICENSED PRODUCTS and LICENSED METHODS in its own internal research; and b) obtain a non-exclusive license in the TERRITORY under the FIELD OF USE to practice the Promega Patents in conjunction with offering and performing LICENSED SERVICES to third parties, and using LICENSED PRODUCTS and LICENSED METHODS in its own internal research; and

WHEREAS LICENSOR wishes to grant such license and sublicense to LICENSEE in accordance with the terms of the Agreement.

NOW, THEREFORE in consideration of the foregoing premises, the Parties agree as follows:

1.	DEFINITIONS

1.1  EFFECTIVE DATE is the date first set forth above.

1.2  FIELD OF USE means research use in LICENSEE’s own facilities in Acellular and Cellular Luminescent Assays. As used in this definition, “research use” includes LICENSEE’s performance of LICENSED SERVICES, provided at all times that specifically excluded from the FIELD OF USE are any and all diagnostic, entertainment, quality control, and therapeutic uses.

1.3  LICENSED METHOD means any process, art or method that is covered by methods claims in the LICENSED PATENT RIGHTS, or the use or practice of which, but for the license granted in this Agreement, would infringe or contribute to the infringement of (pursuant to 35 U.S.C. §271(c)), or induce the infringement of (pursuant to 35 U.S.C. §271(b)), any LICENSED PATENT RIGHTS, when used in conjunction with LICENSED PRODUCTS. LICENSED METHOD does not permit use of the method claims in the LICENSED PATENT RIGHTS with luciferases other than those contained in the LICENSED PRODUCTS.

1.4  LICENSED PATENT RIGHTS means the VALID CLAIMS of: (i) to the extent assigned to or otherwise obtained by the UC Regents and licensed to LICENSOR, the UC Regents’ Patents set forth as in Appendix A attached to this Agreement and made a part hereof; and (ii) the Promega Patents set forth in Appendix A. Also included in this definition are the VALID CLAIMS of any continuations, continuations in part, divisionals, reissues, reexaminations, extensions and substitutions.

1.5   LICENSED PRODUCT means products that, fall within the scope of the LICENSED PATENT RIGHTS, and: (a) comprise stand-alone LICENSED TECHNOLOGY; (b) are whole, live cells transiently transfected with the LICENSED TECHNOLOGY; and/or (c) are whole, live cells stably transfected with the LICENSED TECHNOLOGY.

1.6   LICENSED TECHNOLOGY shall mean LICENSOR’S pGL-2, pSP-luc+NF Fusion, pGL-3, pGL-4, Rapid Response™ and Chroma-Luc™ Vectors and any derivative vectors modified by the insertion of cloned eukaryotic gene sequences. No modifications of the luciferase gene sequence in any of these vectors included within LICENSED TECHNOLOGY is allowed or included. If the LICENSOR makes improvements to the luciferase genes included within LICENSED TECHNOLOGY and these improved genes are sold or licensed to third parties by the LICENSOR, these improvements may be included within the LICENSED TECHNOLOGY at the request of LICENSEE.

1.7  LICENSED SERVICE means LICENSEE’s use of the LICENSED METHODS or LICENSED PRODUCTS on behalf of a third party in exchange for monetary or other consideration, and for the purpose of the detection or quantitation of luminescence in: (1) Acellular Luminescent Assays, where such assays detect or quantitate luciferase activity in vitro in reaction mixtures lacking whole cells, and in lysed-cell assays; and/or (2) Cellular Luminescent Assays, where such assays detect or quantitate luciferase activity in vivo in whole cells, including without limitation cells, tissues, organs, or whole animals. For the purposes of this Agreement, Acellular Luminescent Assay shall mean use involving the imaging or luminescent assay of acellular in vitro samples and lysed cell samples lysed and assayed by the addition of reagents, and Cellular Luminescent Assay shall mean use involving the imaging of luminescence from intact cells, tissues, organs, and rats or mice.

1.8  TERM shall mean the period from the EFFECTIVE DATE to the date of expiration or abandonment of the last of the VALID CLAIMS of LICENSED PATENT RIGHTS.

1.9  TERRITORY means worldwide.

1.10  VALID CLAIM means a claim of a patent that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or suspended, has been reinstated; (iv) has not been admitted to be invalid or unenforceable through reissue or otherwise; and (v) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim from which no further appeal has or may be taken.

2.	LICENSE GRANT

2.1  As used in this Section 2.1 and elsewhere in this AGREEMENT, LICENSOR’s grant of a “license” to LICENSEE is understood to include both a license to part of the LICENSED PATENT RIGHTS it owns or controls and a sublicense to the extent that LICENSOR is sublicensing certain of the LICENSED PATENT RIGHTS. LICENSOR hereby grants to LICENSEE, and LICENSEE accepts, subject to the terms and conditions hereof and in particular the provisions set forth elsewhere in this Article 2 (LICENSE GRANT), a non-exclusive, royalty-bearing license in the TERRITORY under LICENSED PATENT RIGHTS to: (i) offer and perform LICENSED SERVICES in the TERRITORY, in the FIELD OF USE, during the TERM; (ii) to transmit results and data relating to such LICENSED SERVICES to LICENSEE’s contracting customers; and, (iii) to use LICENSED PRODUCTS and LICENSED METHODS, in the FIELD OF USE, in LICENSEE’S own internal research. No other rights are granted, including the right to: (i) modify, alter or mutate the luciferase gene sequence of the LICENSED TECHNOLOGY for incorporation into, or occurring in, any LICENSED PRODUCT and/or (ii) sell or transfer a LICENSED PRODUCT to any third parties. Furthermore, LICENSEE shall have no right to issue sublicenses.

2.2  To the extent that certain of the LICENSED PATENT RIGHTS fall under UC REGENTS’ PATENTS and are being sublicensed by LICENSOR, such sublicense granted hereunder shall be subject to the overriding obligations to the U.S. Government set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations.

2.3  LICENSEE is hereby informed that the UC Regents expressly has reserved the right to make and to use the inventions licensed by it to LICENSOR under the LICENSED PATENT RIGHTS for educational and research purposes, but not sale in the FIELD OF USE.

2.4  Notwithstanding any provision of Article 13 to the contrary, LICENSOR is obligated and is hereby expressly permitted to provide UC Regents with a copy of this Agreement.

2.5  Pursuant to the UC REGENTS AGREEMENT, upon termination of the UC REGENTS AGREEMENT for any reason other than as a result of expiration of the underlying UC Regents’ Patents, this Agreement shall automatically be terminated. LICENSOR shall use its best efforts to provide no less than ninety (90) days prior written notice of any such termination so as to allow LICENSEE to obtain separate licenses from LICENSOR and UC Regents as necessary. In the event the termination of the UC REGENTS AGREEMENT is due to a breach by LICENSOR and not directly caused by any improper act or omission of LICENSEE, LICENSOR shall use its best efforts to offer to LICENSEE a license for the PROMEGA PATENTS that reflects:

(a)	commercial terms generally consistent with the terms herein as they relate to the Promega patents, and
(b)	LICENSEE’s actual costs in obtaining and maintaining rights to the UC REGENTS PATENTS,

such that LICENSEE shall not be materially and negatively impacted (i.e. worse off) by having two separate licenses when compared to the terms of this AGREEMENT

3.	ROYALTIES AND OTHER CONSIDERATION

3.1  In consideration for the license granted herein, LICENSEE shall pay to LICENSOR a license issue fee of [REDACTED] dollars ($[REDACTED] U.S.) within thirty (30) days of the EFFECTIVE DATE of the Agreement. Such payment shall cover the first year’s Annual License Maintenance Fee under the Agreement required to be paid under Section 3.2 below. This license issue fee is non-refundable and non-cancelable.

3.2  LICENSEE shall pay to LICENSOR an Annual License Maintenance Fee of [REDACTED] dollars ($[REDACTED] U.S.) beginning on or before each corresponding anniversary of the Agreement. Such payment is non-refundable and non-cancelable.

3.3  LICENSEE shall pay to LICENSOR non-creditable royalties for LICENSEE’s Acellular and Cellular Luminescent Assays under the following circumstances: In the event LICENSEE uses Luminescent Assay Reagents not purchased by LICENSEE from LICENSOR or its authorized distributor, LICENSEE shall pay [REDACTED] for each attempted light-yielding determination of the presence or activity of luminescent proteins of the LICENSED TECHNOLOGY made by LICENSEE. For clarity, the phrase “Luminescent Assay Reagents” means the solutions (including substrates, buffers and all other reagents) which, when added to luminescent proteins, provide the necessary environment, or enhance the existing environment, in which said luminescent proteins will give off luminescence. However, LICENSEE shall make no royalty payment to LICENSEE for each attempted light-yielding determination of the presence or activity of luminescent proteins of the LICENSED TECHNOLOGY made by LICENSEE when using Luminescent Assay Reagents purchased from LICENSOR or its authorized distributor.

3.4     In the event that any patent or claim thereof included within the LICENSED PATENT RIGHTS is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, then all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom will cease as of the date of final decision. The LICENSEE will not, however, be relieved from paying any royalties that accrued before such final decision, except as the court may otherwise direct, and the LICENSEE shall be obligated to pay the full amount of royalties due hereunder to the extent that a LICENSED SERVICE is covered by one or more remaining VALID CLAIMS within the LICENSED PATENT RIGHTS.

4.	PAYMENTS AND REPORTS

4.1  LICENSEE shall make annual royalty reports to LICENSOR on or before September 1 of each calendar year. Each such royalty report will cover LICENSEE's most recently completed year and will, at a minimum, show the number of light-yielding determinations of the presence or activity of the luminescent proteins of the LICENSED TECHNOLOGY attempted by LICENSEE using Luminescent Assay Reagents not purchased from LICENSOR. Such report shall be accompanied by a calculation of the royalties owed pursuant to Paragraphs 3.2 and 3.3 and payment of said calculated royalties.

4.2  LICENSEE’s written annual report provided under Paragraph 4.1 shall in each instance indicate whether LICENSEE is using Luminescent Assay Reagents purchased from LICENSOR pursuant to Paragraph 3.3, in which case the report shall indicate that no royalty payments are owed to LICENSOR. In the event that LICENSEE has purchased its requirements for Luminescent Assay Reagents from LICENSOR for LICENSEE’s attempted light-yielding determinations of the presence or activity of luminescent proteins under the Agreement during said preceding calendar year, LICENSEE shall have no royalty payment obligation and LICENSEE’s report required under Section 4.1 shall so state.

4.3  Each royalty report under this Article 4 shall be accompanied by LICENSEE’s payments due to LICENSOR pursuant to Paragraphs 3.2 and 3.3 above, if required. All payments due hereunder shall be payable in United States Dollars. Conversion of foreign currency to U.S. Dollars shall be made at the conversion rate existing in the United States as reported in the Wall Street Journal on the last working day of each royalty reporting period.

4.5  LICENSEE shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Such books and records shall be open to inspection and copying, upon reasonable notice during usual business hours by an independent certified public accountant reasonably acceptable to LICENSEE for three (3) years after the calendar year to which they pertain, for purposes of verifying the accuracy of the royalties paid by LICENSEE under this Agreement. The fees and expenses of LICENSOR’s representatives performing such examination shall be borne by LICENSOR. However, if an error in the reporting of expenses or proceeds of more than five percent (5%) for any annual reporting period is discovered, then the fees and expenses of these representatives shall be borne by LICENSEE. LICENSOR and any such independent certified public accountant shall treat LICENSEE's books and records as confidential.

4.6  In the event that payments made by LICENSEE to LICENSOR are late, LICENSEE shall pay to LICENSOR interest charges at a rate of [REDACTED] percent ([REDACTED]%) per month. Such interest will be calculated from the date payment was due until actually received by LICENSOR.

5.	PRODUCT MARKING

LICENSEE shall mark on marketing brochures and its website specifically identifying the LICENSED PRODUCTS used in LICENSED SERVICES sold under the terms of this Agreement with the following language:

Luciferase Technology licensed from Promega Corporation under U.S. Pat. Nos. 5,670,356, 6,552,179, 6,387,675 and related patents and patent applications.

6.	Infringement

LICENSOR is under no obligation whatsoever to enforce its rights under the LICENSED PATENT RIGHTS and shall have the right to do so at its sole discretion.

7.	LIFE OF THE AGREEMENT

7.1 Unless otherwise terminated by an operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force during the TERM hereof.

7.2     If either party to this Agreement fails to perform or violates any term or covenant of this Agreement, then the other party may give written notice of such default (“Notice of Default”). If the party receiving such Notice of Default fails to repair such default within sixty (60) days after the effective date of such notice, then the other party will have the right to immediately terminate this Agreement by providing a written notice of termination (“Notice of Termination”) to the other party. Notwithstanding the foregoing, LICENSEE has the right at any time to terminate this Agreement by providing a Notice of Termination to LICENSOR. Termination of this Agreement will be effective sixty (60) days from the date of such notice.

7.3  Termination of this Agreement for any reason whatsoever shall not excuse LICENSEE from paying to LICENSOR any required royalties or payments pursuant to Article 3 (ROYALTIES AND OTHER CONSIDERATION) herein prior to the effective date of such termination and all royalties and payments thus earned, but unpaid, shall immediately become due and payable.

7.4  This Agreement will automatically terminate without the obligation to provide sixty (60) days notice as set forth in Paragraph 7.2 upon the filing of a petition for relief under the United States Bankruptcy Code by or against the LICENSEE as a debtor or alleged debtor.

7.5  If applicable LICENSED PATENT RIGHTS exist at the time of any provision, sale, offer for sale, or import of a LICENSED SERVICE, then pursuant to the terms of Section 3.3, any required royalties shall be paid at the times provided herein and pursuant to Section 4.1, any required royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable LICENSED PATENT RIGHTS with respect to such LICENSED SERVICES at any later time. Otherwise, no royalties shall be paid on such LICENSED SERVICE.

7.7  Upon termination of this Agreement, the following provisions shall survive the termination of this Agreement: 4 (PAYMENTS AND REPORTS), 7 (LIFE OF THE AGREEMENT), 9 (LIMITED WARRANTY), 10 (COMPLIANCE WITH GOVERNMENTAL OBLIGATIONS), 12 (NOTICE), 13 (CONFIDENTIALITY), 15 (INDEMNIFICATION) and 16 (MISCELLANEOUS) herein.

8.	BREACH AND CURE

8.1  In addition to applicable legal standards, LICENSEE shall be in material breach of this Agreement for failure to pay required royalties pursuant to Article 3 (ROYALTIES AND OTHER CONSIDERATION).

8.2  Either party shall have the right to cure its material breach. The cure shall be effected within a reasonable time but in no event later than sixty (60) days after written notice of breach as set forth in Paragraph 7.2.

8.3  LICENSOR or UC Regents (to the extent that it is a third party beneficiary of this Agreement) have the right, individually or together, to pursue action for any breach by LICENSEE of this Agreement, provided however that UC Regents’ rights shall not extend beyond benefits conferred upon it herein.

9.	LIMITED WARRANTY

9.1  LICENSOR represents and warrants that it has the lawful right to grant this license.

9.2  THIS LICENSE AND LICENSED PATENT RIGHTS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCT, LICENSED SERVICE OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT (OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY).

9.3  IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCT.

9.4  Nothing in this Agreement shall be construed as:
(a)	a warranty or representation, express or implied, by LICENSOR as to the validity, enforceability, or scope of the LICENSED PATENT RIGHTS; or
(b)
a warranty or representation, express or implied, that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

(c)	an obligation to bring or prosecute actions or suits against third parties for patent infringement; or
(d)
conferring by implication, estoppel or otherwise any license or rights under any patents of LICENSOR other than the LICENSED PATENT RIGHTS as defined herein, regardless of whether such patents are dominant or subordinate to the LICENSED PATENT RIGHTS; or

(e)	an obligation by LICENSOR to furnish know-how, technology or information other than that provided in the LICENSED PATENT RIGHTS

10.	COMPLIANCE WITH GOVERNMENTAL OBLIGATIONS

LICENSEE shall comply with all governmental requests directed to it relating to LICENSED SERVICES and will provide all information and assistance necessary to comply with the governmental requests. Failure to take necessary action and to comply with said requests shall be considered a material breach of this Agreement, LICENSOR disclaims any obligations or liabilities arising under the license provisions of this Agreement if LICENSEE is charged in a governmental action for not complying with or fails to comply with any governmental regulations.

11.	PUBLICITY

11.1     Any public announcements regarding the existence or terms of this Agreement shall be coordinated between LICENSOR and LICENSEE and shall be made only by mutual written agreement.

11.2     Except as required in Article 5 herein, nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the Parties hereto, including the UC Regents (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, “The Regents of the University of California” or the name of any campus of the University of California is expressly prohibited.

12.	NOTICE

Any notices given under this Agreement shall be in writing and sent to the respective party at such party’s address as follows:

if to LICENSOR, to:	Attention: General Counsel Promega Corporation 2800 Woods Hollow Road Madison, Wisconsin 53711-5399

if to LICENSEE, to:	Attention: General Counsel Gene Logic Inc. 610 Professional Drive Gaithersburg, Maryland 20897

Any notice shall be deemed to have been given (i) when delivered in person, (ii) one business day after deposit with a nationally recognized overnight courier service, (iii) five (5) business days after being deposited in the United States mail postage prepaid, first class, registered or certified mail or (iv) the business day on which it is sent and received by facsimile transmission.

13.	CONFIDENTIALITY AND TRANSFER OF MATERIAL

Each Party may have or will receive confidential information from the other Party. Each Party shall not disclose, or otherwise make available to any third party, confidential information received from the other Party without the prior written permission of the disclosing Party; provided, however, that the obligations of confidentiality hereunder shall apply only to information which has been designated in writing as "confidential" or, if orally disclosed, reduced to writing within thirty (30) days from the date of disclosure and designated as "confidential." Further, the obligations of confidentiality hereunder shall not apply to any information which can be demonstrated to:

(i)	have been known to the Party receiving the information prior to receipt thereof from the other Party;
(ii)	have been or have become a matter of public information or publicly available through no act or failure to act on the part of the Party receiving the information;
(iii)	have been acquired by the Party receiving the information from a third party entitled to disclose the information to it;
(iv)	have been developed by the Party receiving the information without reference to the information; or
(v)
be required to be disclosed by law or court or governmental order, provided that the party required to disclose the other party’s information shall notify such other party and cooperate with any effort of the other party to limit disclosure to the extent permitted.

14.	FORCE MAJEURE

14.1     The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including, without limitation, terrorism, war, riot, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lock-outs or other serious labor disputes; and floods, fires, explosions, or other natural disaster. When such events have abated, the parties’ respective obligations hereunder shall resume.

14.2     Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 14.1 for a period of one (1) year.

15.	INDEMNIFICATION

15.1     LICENSEE agrees to indemnify, hold harmless and defend LICENSOR, the UC Regents, and their respective officers, employees and agents; the sponsors of the research that led to the Invention; and the inventors of patents and patent applications in the LICENSED PATENT RIGHTS and their employers, against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license by LICENSEE. This indemnification will include, but will not be limited to, any product liability claims.

15.2     LICENSOR promptly shall notify LICENSEE in writing of any liability or action in respect of which LICENSOR intends to claim such indemnification, and LICENSEE shall have the right to participate in, and, to the extent LICENSEE so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by LICENSEE; provided, however, that LICENSOR shall have the right to retain its own counsel, at its sole expense, if representation of LICENSOR by the counsel retained by LICENSEE would be inappropriate due to actual or potential differing interests between LICENSOR and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 15 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of LICENSEE, which consent shall not be withheld unreasonably. The failure to deliver notice to LICENSEE within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve LICENSEE of any liability to LICENSOR directly attributable to such failure to deliver notice. LICENSOR’s omission to deliver notice to LICENSEE will not relieve it of liability that it may have to LICENSOR otherwise than under this Article 15. LICENSOR, its employees and agents, shall cooperate fully with LICENSEE and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

15.3     It is acknowledged that LICENSEE has been performing certain activities prior to the EFFECTIVE DATE. LICENSOR, on behalf of itself and UC Regents, agrees to hold LICENSEE harmless from and against any and all liabilities arising from such activities infringing rights owned or otherwise controlled by LICENSOR or the UC REGENTS to the extent that LICENSEE’s activities would be constituted LICENSED METHODS or LICENSED PRODUCTS or LICENSED SERVICES or otherwise employed LICENSED TECHNOLOGY in the FIELD OF USE prior to the EFFECTIVE DATE.

15.4     During the term of this Agreement and for three (3) years following its termination or expiration, LICENSEE, at its sole cost and expense will obtain and maintain the following insurance (or an equivalent program of self insurance):

15.4.1     Commercial Form General Liability Insurance with limits as follows: [REDACTED]

15.4.2     The coverage and limits referred to in Paragraph 15.4.1 above will not in any way limit the liability of LICENSEE. Upon LICENSOR’s reasonable request, LICENSEE will furnish LICENSOR with certificates of insurance evidencing compliance with all requirements.

15.5     LICENSOR will promptly notify LICENSEE in writing of any claim or suit brought against LICENSOR or the UC REGENTS for which LICENSOR or the UC REGENTS intends to invoke the provisions of this Article 15 (INDEMNIFICATION). LICENSEE will keep LICENSOR or the UC REGENTS informed of its defense of any claims pursuant to this Article 15 (INDEMNIFICATION).

16.	MISCELLANEOUS

16.1    The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.2  This Agreement sets forth the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party by an authorized representative.

16.3  This Agreement, including the performance and enforceability hereof, shall be governed by and construed in accordance with the laws of the State of California.

16.4  This Agreement shall be binding on the parties hereto and upon their respective heirs, administrators, successors and assigns.

16.5  This Agreement is personal to the LICENSEE. LICENSEE may not assign or transfer this Agreement, including by operation of law, without LICENSOR’s prior written consent, which consent shall not be unreasonably withheld. Any attempted assignment by the LICENSEE without the written consent of LICENSOR will be null and void. This Agreement is binding upon and will inure to the benefit of LICENSOR, its successors and assigns. Notwithstanding the foregoing, in the event that all or substantially all of LICENSEE’s assets used in its drug repositioning business are acquired by a third party, then this agreement shall be fully assumable and transferable to that third party and shall inure to the benefit of that third party

16.6     This Agreement shall not be binding upon the parties until it has been signed below on behalf of each party by an authorized representative, in which event, it shall be effective as of the EFFECTIVE DATE.

16.7     Should any provision of this Agreement be held invalid, illegal or unenforceable by a court or other entity of competent jurisdiction, such provision shall be considered void. All other provisions, rights and obligations shall continue without regard to such provision.

16.8     No failure or delay by either Party in exercising any of its rights or remedies hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof of any other right or remedy. The rights and remedies of the Parties provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.9     The relationship of LICENSEE and LICENSOR established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.

16.10     This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

16.11     If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE will assume all legal obligations to do so. LICENSEE will notify LICENSOR if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

16.12     LICENSEE shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, sale or import of the LICENSED PRODUCTS, LICENSED SERVICES or practice of the LICENSED METHOD. LICENSEE will observe all applicable United States and foreign laws with respect to the transfer of LICENSED PRODUCTS and related technical data and the provision of LICENSED SERVICES to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. LICENSEE shall manufacture LICENSED PRODUCTS and practice the LICENSED METHOD in compliance with applicable government importation laws and regulations of a particular country for LICENSED PRODUCTS made outside the particular country in which such LICENSED PRODUCTS are used, sold or otherwise exploited.

16.13	This Agreement includes the attached Appendix A.

[The Remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the LICENSOR and LICENSEE have executed this Agreement as of the EFFECTIVE DATE.

LICENSOR: PROMEGA CORPORATION

By:

Name:

Title:

LICENSEE: GENE LOGIC INC.

By:

Name:

Title:

APPENDIX A
LICENSED PATENT RIGHTS

UC Regents’ Patents

1.
US Patent 5,583,024 “Recombinant expression of Coleoptera luciferase,” McElroy et al inventors, issued December 10, 1996, assigned to the Regents of the University of California and licensed exclusively to Promega Corporation.

2.
US Patent 5,674,713 “DNA sequences encoding Coleoptera luciferase activity,” McElroy et al inventors, issued October 7, 1997, assigned to the Regents of the University of California and licensed exclusively to Promega Corporation.

3.
US Patent 5,700,673 “Recombinantly produced Coleoptera luciferase and fusion proteins thereof” McElroy et al inventors, issued December 23, 1997, assigned to the Regents of the University of California and licensed exclusively to Promega Corporation.

There are no related pending applications thereof including divisionals, substitutions, and continuation-in-part applications; nor are there any corresponding foreign applications or patents.

Promega Patents

1.	US Patent 5,670,356 “Modified Luciferase,” Sherf et al inventors, issued September 23, 1997, assigned to Promega Corporation.

2.	US Patent 6,552,179 “Mutant Luciferases” Wood et al inventors, issued April 22, 2003, assigned to Promega Corporation.

3.	US Patent 6,387,675 “Mutant Luciferases” Wood et al inventors, issued May 14, 2002, assigned to Promega Corporation.

4.	US Patent Application No. 10/664,341 “Rapidly Degraded Reporter Fusion Proteins” Zdanovsky et al inventors, filed September 16, 2003, assigned to Promega Corporation.

5.	US Patent Application No. 10/943,508 “Synthetic Nucleic Acid Molecule Compositions and Methods of Preparation” Wood et al inventors, filed September 17, 2004, assigned to Promega Corporation.

6.	US Patent Application No. 09/645,706 “Synthetic Nucleic Acid Molecule Compositions and Methods of Preparation” Wood et al inventors, filed August 24, 2000, assigned to Promega Corporation.

And any divisionals, substitutions, continuations-in-part or corresponding foreign applications that may now be pending or may in the future be filed.